Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made between Butterfly Networks, Inc. (the “Company”), and Joseph DeVivo (the “Executive”) and is effective as of April 21, 2023 (the “Effective Date”).  Except with respect to the Restrictive Covenants Agreement and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements or understandings between the Executive and the Company regarding the subject matter herein, including without limitation any other offer letter, term sheet, employment agreement or severance agreement or severance plan including without limitation the Company’s Executive Severance Plan.

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.
(a)Term.  The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of April 24, 2023 (the “Start Date”) and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”).  The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time for any or no reason, subject to the terms of this Agreement.
(b)Position and Duties.  The Executive shall serve as the President and Chief Executive Officer of the Company (“CEO”) and shall report to the Board of Directors of the Company (the “Board”).  In addition, the Company shall cause the Executive to be nominated for election to the Board and to be recommended to the stockholders for election to the Board as long as the Executive remains the CEO, provided that the Executive shall be deemed to have resigned from the Board and from any related positions upon ceasing to serve as CEO for any reason. This is a full-time position, and the Executive shall not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as expressly authorized in writing by the Board.  Notwithstanding the foregoing, the Executive may engage in religious, charitable and other community activities so long as any outside activities do not interfere or conflict with the Executive’s obligations to the Company. Further, notwithstanding anything to the contrary in this Agreement or the Company’s policies, the Executive may to continue to serve the organizations set forth on Exhibit A in the capacity designated therein, provided such activities do not interfere or conflict with the Executive’s obligations to the Company; provided further that the Executive agrees that he must seek the approval of the Board prior to serving on any other board of directors during the Term. In addition to the Executive’s role as CEO, the Executive acknowledges and agrees that he may be required, without additional compensation, to perform duties for certain subsidiaries and affiliated entities of the Company and to accept any reasonable office or position with any such affiliate as the Board may require, including, but not limited to, service as an officer or director of any such affiliate.
(c)Location.  The Executive will split his time between the Company’s headquarters, currently located in Burlington, Massachusetts, the Company’s offices in New York City, New York and the Executive’s home office in Memphis, Tennessee, with the expectation that the Executive will spend a relevant portion of his time in the Company’s Burlington and New York offices as well as other Company offices and with customers, investors and other stakeholders. For the avoidance of doubt, the Executive is responsible for applicable taxes based on his work location.
2.Compensation and Related Matters.
(a)Sign-On Bonus.  The Company will pay the Executive a one-time sign-on bonus of $500,000, less applicable deductions and withholdings (the “Sign-On Bonus”) within thirty (30) days of the Start Date.  If the Executive’s employment ends within twelve (12) months of the Start Date because the Executive resigns without Good Reason or because the Company terminates the Executive’s employment for Cause, the Executive agrees to repay the Company the entire Sign-On Bonus within thirty (30) days of the Date of Termination (all capitalized terms as defined herein).
(b)Base Salary.  The Company will pay the Executive a base salary at the rate of $875,000 per year, payable in accordance with the Company’s standard payroll schedule for its U.S. executive officers and subject to applicable deductions and withholdings.  The Executive’s base salary will be subject to periodic review and adjustments by the Board or the Compensation Committee of the Board (the “Compensation Committee”).  The base salary in effect at any given time is referred to herein as the “Base Salary.”
(c)Annual Bonus.  The Executive will be eligible to receive an annual target performance bonus of 125% of the Executive’s Base Salary.  The annual target performance bonus in effect at any given time is referred to herein as “Target Bonus.”  The actual bonus amount is discretionary.  To earn an annual bonus, the Executive must be employed by the Company as of the payment date of such bonus, except as otherwise provided herein, except as otherwise set forth herein.  Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.
(d)Business Expenses.  The Company will promptly reimburse the Executive for all reasonable business expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives, including the costs incurred by the Executive in connection with business travel.   The Executive’s expenses incurred in connection with Executive’s travel between his primary residence and the Company’s offices, prior to the time the Executive secures housing pursuant to 2(e), will also be reimbursable. The Executive will be permitted to fly, and will be reimbursed for, Business Class for business-related travel.
(e)Reimbursement of Executive Expenses.  Following the time the Executive secures housing, the Company will reimburse the Executive for such housing and other related expenses incurred in connection with the Executive performing services away from his state of residence, in an amount not to exceed $16,666.66, per month.
(f)Benefits/Paid Time Off.  The Executive will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs and be eligible for paid time off generally made available to the Company’s full-time U.S. executive employees.  The Company maintains a flexible vacation policy.  The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.  The Executive will be entitled to indemnification by the Company in accordance with the Company’s bylaws, and any applicable directors and officers (“D&O”) liability insurance policy.  The Company shall maintain such D&O liability insurance policy during the Term and for six years thereafter.
(g)Equity.
(i)As a material inducement to Executive entering into this Agreement and becoming an employee of the Company, subject to approval by the Compensation Committee or a majority of the Company’s independent directors, on or reasonably promptly following the Effective Date, the Company will grant the Executive the following equity awards:  (i) 2.4 million restricted stock units (the “Initial RSU Grant”) which will be subject to time-based vesting, with 1/3 of the Initial RSU grant vesting on the grant date and the remainder of the Initial RSU Grant vesting on a pro rata annual basis over the next two (2) years; and (ii) 1.6 million performance share units (the “Initial PSU Grant” or “Initial PSUs”) and, the Initial PSU Grant, together with the Initial RSU Grant, the “Initial Equity Grants”), subject to vesting upon the achievement of specified performance metrics described in this paragraph.  The Initial PSU Grant shall vest as follows:  1/3 shall vest upon the achievement of a price for the Common Stock (the “Share Price”) equal to or exceeding $3.00 per share, 1/3 shall vest upon the achievement of the Share Price equal to or exceeding $4.50, and the final 1/3 shall vest upon the achievement of the Share Price equal to or exceeding $6.00, in each case, the closing stock price for 20 consecutive trading days (each, a “20-Day Consecutive Share Price”) must equal or exceed the Share Price targets, and provided such Share Price is achieved prior to the fifth (5th) anniversary of the grant date of such Initial PSU Grant (each, an “Initial PSU Grant Vesting Date”).  Notwithstanding the foregoing or any provision in the Agreement or 2020 Plan to the contrary, in the event of a Change of Control prior to an applicable Initial PSU Grant Vesting Date, the portion of the Initial PSUs that have achieved the applicable Share Price targets set forth in the Initial PSU Grant shall vest in accordance with the achievement of the applicable 20-Day Consecutive Share Price as described in this paragraph, except the applicable price per share in the applicable Change of Control transaction, as determined by the Board in its discretion, shall be substituted for the applicable 20-Day Consecutive Share Price to determine the number of Initial Grant PSUs that shall vest upon such a Change of Control.  For the avoidance of doubt, any Initial PSUs that have not vested in accordance with this paragraph by such Change of Control shall be forfeited.  The Executive must continue to have a service relationship with the Company on the applicable vesting dates to vest in any shares in the Initial Equity Grants.  This is a summary only.  The Initial Equity Grants shall be subject to, and governed by, the terms and conditions of the Company’s 2020 Equity Incentive Plan, as may be amended or restated from time to time (the “2020 Plan”), and the applicable equity award agreements (collectively, the “Equity Documents”). To the extent there is any inconsistency between Section

5(c) or Section 6(a)(iii) of this Agreement, as applicable, and the Equity Documents, Section 5(c) or Section 6(a)(iii) of this Agreement, as applicable, shall govern.
(ii)Commencing in 2024 performance year, at the discretion of the Board, Executive will be eligible for annual equity grants subject to such time and performance vesting as determined by the Board or the Compensation Committee at the time of the grant.
(h)Attorneys’ Fees.  The Company will reimburse the Executive for the reasonable attorneys’ fees and costs incurred by him, up to $10,000, in connection with the drafting, review and negotiation of this Agreement and the agreements ancillary to this Agreement.
(i)Clawback.  Any amounts paid pursuant to this Agreement will be subject to recoupment in accordance with any clawback policy that the Company has adopted or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
3.Termination.  The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death.  The Executive’s employment hereunder shall terminate upon death.
(b)Disability.  The Company may terminate the Executive’s employment if the Company has determined that the Executive is disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
(c)Termination by the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” means Executive’s:

(i) willful misconduct or gross negligence in the performance of Executive’s duties as Chief Executive Officer; (ii) refusal to follow the lawful directions of the Board; (iii) breach of a fiduciary duty owed to the Company or its shareholders; (iv) fraud, embezzlement or other material dishonesty with respect to the Company; (v) violation of applicable federal, state or local law or regulation governing the Company’s business; (vi) commission, conviction, plea of nolo contendere, guilty plea, or confession to a crime based upon an act of fraud, embezzlement or dishonesty or to a felony; (vii) habitual abuse of alcohol or any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance that Executive is properly taking under a current prescription); (viii) misappropriation (or attempted misappropriation) by Executive of any material assets or business opportunities of the Company or any of its subsidiaries or affiliates; (ix) a material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during Executive’s employment, including policies and rules prohibiting discrimination or harassment; or (x) a material breach of this Agreement, the Non-Competition, Confidentiality and Intellectual Property Agreement or any other written agreement between the Company or one of its subsidiaries and Executive, provided that Executive will have up to 30 days after notice from the Board to cure a failure or a breach under clause (ii), (iii), (ix) or (x), if curable, (the “Cure Period”).  If the

Executive cures the failure or breach under clause (ii), (iii), (ix) or (x) during the Cure Period, Cause shall be deemed not to have occurred.

(d)Termination by the Company without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)Termination by the Executive.  The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following “Good Reason Conditions” that occur without the Executive’s consent:
(i)a material diminution of the Executive’s Base Salary or a reduction of the Target Bonus opportunity;
(ii)a material diminution in the Executive’s authority, duties or responsibilities;
(iii)a requirement by the Company that the Executive is required to relocate his personal residence from Memphis, Tennessee or regularly work at a location that is inconsistent with Section 1(c) of this Agreement (not including business travel);
(iv)the failure to elect or re-elect the Executive to the Board; provided that this prong (iv) shall only apply for as long as the Company is a controlled company; and/or
(v)a material breach by the Company of this Agreement.

The “Good Reason Process” shall mean that:

(i)the Executive reasonably determines that a Good Reason Condition has occurred;
(ii)the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;
(iii)the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
(iv)notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and
(v)the Executive terminates employment within 30 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.Matters related to Termination.
(a)Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
(c)Accrued Obligations.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) an amount equal to the value of the Executive’s accrued unused paid time off days, if any; (iii) in the event the Date of Termination occurs after the completion of a calendar year but prior to the date any annual bonuses for such completed year have been paid, the amount of the annual bonus (if any) that the Executive would have received if he remained employed on the date of payment; and (iv) the amount of any business expenses properly incurred by the Executive on behalf of the Company pursuant to Section 2(d) prior to the Date of Termination and not yet reimbursed, if any.  The payments and benefits due to the Executive under this Section 4(c) are collectively referred to herein as the “Accrued Obligations.”
(d)Resignation of All Other Positions.  To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason.  The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change of Control Period.  If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), in each case outside of the Change of Control Period, then, in addition to the Accrued Obligations, and subject to (i) (a) the Executive signing a separation agreement and release in a form and manner mutually agreeable to the Company and the Executive, which shall include, without limitation, a general release of claims against the Company and all related persons and entities in substantially the same form as set forth in Section 1 of Exhibit B attached hereto (the “Release”), a mutual non-disparagement provision (with the Company’s obligation limited to an instruction not to disparage the Executive to be delivered to the then-current executive leadership team), a return of property provision, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and, if applicable, a confirmation of the Executive’s resignation from all officer, trustee and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates, and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the severance payments and benefits shall immediately cease (the “Separation Agreement”), and (b) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement), then the Company shall provide the following to the Executive:
(a)a cash payment in an amount equal to one (1) times the sum of (i) the Executive’s then current Base Salary plus (ii) the Target Bonus for the then current year; and (iii) an additional $100,000 to resolve general expenses associated with the Executive’s employment (collectively the “Non-COC Severance Amount”), to be paid in substantially equal installments over the 12month period following the Date of Termination (the “Non-COC Salary Continuation Period”);
(b)continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Executive as in effect on the Date of Termination until the earlier of: (i) the end of the Non-COC Salary Continuation Period, (ii) the date the Executive becomes eligible for health benefits through another employer or otherwise become ineligible for COBRA, or (iii) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above.  Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and
(c)partial accelerated vesting for 12 months from the Date of Termination with respect to any of the Executive’s then outstanding stock options, restricted stock units or other equity incentive awards (in each case, only to the extent subject to time-based vesting), with the applicable portion of the equity incentive awards to be accelerated pursuant to this subsection to immediately accelerate and become fully exercisable or nonforfeitable as of the later of the Date of Termination and the effective date of the Separation Agreement. The forfeiture of any unvested equity that is subject to acceleration will be delayed to the extent necessary to effectuate this provision and will not occur if the acceleration pursuant to this provision occurs.

The amounts payable under Section 5 shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the Non-COC Salary Continuation Period commencing within 60 days after the Date of Termination; provided, however, that if the 60day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change of Control Period.  The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination occurs within the Change of Control Period. These provisions shall terminate and be of no further force or effect after the Change of Control Period. For the avoidance of doubt, (i) in no event will the Executive be entitled to severance pay and benefits under both Section 5 and Section 6 of this Agreement, and (ii) if the Company has commenced providing severance pay and benefits to the Executive under Section 5 prior to the date that the Executive becomes eligible to receive severance pay and benefits under this Section 6, the severance pay and benefits previously provided to the Executive under Section 5 shall reduce the severance pay and benefits to be provided under this Section 6.
(a)If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs within the Change of Control Period, then, in addition to the Accrued Obligations, and subject to (i) the signing of the Release (or a release in substantially the same form as the Release) by the Executive and (ii) the Release becoming fully effective, all within the time frame set forth in the Release but in no event more than 60 days after the Date of Termination, the Executive shall be entitled to receive the following severance payments and benefits:
(i)a cash payment in an amount equal to two (2) times the sum of (A) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change of Control, if higher) plus (B) the Executive’s Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change of Control, if higher); and an additional $100,000 to resolve general expenses associated with the Executive’s employment (collectively the “COC Severance Amount”), payable in equal installments over the 24-month period following the Date of Termination (such period, the “COC Salary Continuation Period”);
(ii)continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq., with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Executive as in effect on the Date of Termination until the earlier of: (i) the date that is 18 months after the Date of Termination, (ii) the date the Executive becomes eligible for health benefits through another employer or otherwise become ineligible for

COBRA, or (iii) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above.  Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and
(iii)full accelerated vesting with respect to any of the Executive’s then outstanding stock options, restricted stock units or other equity incentive awards (whether or not subject to timebased vesting) other than performance-based incentive awards which will vest as described in the applicable grant agreement, which shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (A) the Date of Termination (or the Change of Control Date, if later) and (B) the effective date of the Release. The forfeiture of any unvested equity will be delayed to the extent necessary to effectuate this provision and will not occur if the acceleration pursuant to this provision occurs.

The amounts payable under Section 6(a)(i) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the COC Salary Continuation Period commencing within 60 days after the Date of Termination (or the Change of Control Date, if later); provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination (or the Change of Control Date, if later). Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code;

(2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(c)Definitions.  For purposes of this Agreement:
(i)“Change of Control” shall mean: (i) any person or group of persons (other than the Company or its affiliates) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of (A) the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”) or (B) the fair market value of the Company’s then outstanding voting securities (but excluding any bona fide financing event in which securities are acquired directly from the Company); or (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, or (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof; (iv) provided that with respect to Sections (i), (ii) and (iii) above, a transaction or series of integrated transactions will not be deemed a Change of Control (A) unless the transaction qualifies as a change in control within the meaning of Section 409A of the Code, or (B) if following the conclusion of the transaction or series of integrated transactions, the holders of the Company’s Class B Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate voting power in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(ii)“Change of Control Date” means, with respect to a Change of Control, the date of consummation of such Change of Control.
(iii)“Change of Control Period” means the period commencing ninety (90) days prior to the Change of Control Date and ending 24 months thereafter.
7.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “nonqualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with or are exempt from Section 409A of the Code.  Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.Continuing Obligations.
(a)Restrictive Covenants Agreement.  As a material condition of this Agreement, the Executive must enter into the Company’s Noncompetition, Confidentiality and Intellectual Property Agreement (the “Restrictive Covenants Agreement”).  For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”  For the avoidance of doubt, all restrictive covenants obligations are supplemental to one another, and in the event of any conflict between restrictive covenants obligations, the most restrictive provision that is enforceable shall govern.
(b)Third-Party Agreements and Rights.  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)Cooperation.  During and after the Executive’s employment, the Executive agrees to cooperate reasonably with the Company (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company reasonably believes the Executive may have knowledge or information; (ii) internal or external investigations related to matters that occurred during the Executive’s employment and about which the Company reasonably believes that the Executive has relevant information and (iii) transitioning your duties (together “Cooperation Services”). The Executive further agrees to make himself available to provide Cooperation Services at mutually convenient times. The Company shall not utilize this section to require the Executive to make himself available after the Date of Termination to an extent that would unreasonably interfere with fulltime employment or other business responsibilities or personal commitments that the Executive may have. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.
(d)Relief.  The Executive agrees that it may be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages may be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.
9.Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the state and federal courts of the State of Delaware.   Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.Waiver of Jury Trial.  Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.
11.Integration.  This Agreement, together with the Restrictive Covenants Agreement, the Equity Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including, without limitation, any term sheet or offer letter.
12.Withholding; Tax Effect.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Further, to the extent required by applicable law, the Company will report to taxing authorities payments made or amounts reimbursed to the Executive.  The Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities, and the Executive will not make any claim against the Company or the Board related to tax liabilities arising from the Executive’s compensation.
13.Assignment; Successors and Assigns.  Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may and shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Notwithstanding the foregoing, if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to this Agreement solely as a result of such transaction.  This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.  In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
14.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.Survival.  The provisions of this Agreement (and the Restrictive Covenants Agreement) shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
16.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Company’s General Counsel.  Notices, requests, demands and other communications provided for by this Agreement shall also be sufficient if sent by email to the Company email address of the Executive or, in the case of Company, the email address of the General Counsel, with confirmation of receipt.  The

Company shall provide a copy of any Notice of Termination to Executive’s counsel, Kerry Zaroogian, via email at KZaroogian@outtengolden.com.
18.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
19.Effect on Other Plans and Agreements.  An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise, including, without limitation, the Executive Severance Plan.  In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both.  Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.  The Executive’s payments received hereunder shall be considered severance pay in consideration of past service and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.  Notwithstanding anything to the contrary herein, all severance benefits provided to the Executive pursuant to Section 5 or Section 6 of this Agreement (as applicable) shall be reduced and/or offset by any amounts or benefits paid to the Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise).
20.Governing Law.  This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.
21.Counterparts.  This Agreement may be executed in separate counterparts.  When both counterparts are signed, they shall be treated together as one and the same document.  PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

COMPANY

By: /s/ Jonathan Rothberg

Its: Founder & Chairman

EXECUTIVE

/s/ Joseph DeVivo

Joseph DeVivo

Exhibit A

•	Board of Governors, St. Jude Children’s Research Hospital
•	Treasurer, American Telemedicine Association
•	Executive Chairman, HLTHi.ME
•	Director, Quantum Surgical
•	Venture Partner, Qiming Venture Partners

Exhibit B

Release

THIS RELEASE AGREEMENT (“Release Agreement”) is entered into as of ___________, 20__ (the “Effective Date”), by Joseph Devivo (the “Executive”) in consideration of the severance payments and benefits (the “Severance Benefits”) to be provided to the Executive by Butterfly Networks, Inc. or its successor (the “Company”) pursuant to Section 5 or Section 6 (as applicable) of the Employment Agreement between the Executive and the Company dated April 21, 2023 (the “Employment Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

WHEREAS, subject to the terms of Section 5 or Section 6 of the Employment Agreement (as applicable), the Executive is eligible to receive the Severance Benefits.

NOW, THEREFORE, in consideration of the Severance Benefits and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1.General Release.  The Executive, on the Executive’s own behalf and on behalf of the Executive’s heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of the Release Agreement. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended and any other federal, state, local or foreign law relating to notice of employment termination or to severance pay); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, [Insert Applicable State Law references] and any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium; provided, however, that this release shall not apply to (a) claims to enforce the Executive’s right to receive Severance Benefits; (b) claims for vested benefits pursuant to ERISA; (c) claims with respect to the Executive’s vested equity rights as of the Date of Termination; (d) claims to enforce the Company’s obligation to indemnify the Executive to the extent such indemnification obligations exist; and (e) claims or administrative charges which legally may not be waived.

The Executive is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company; provided that nothing in this Release Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. The Executive represents that the Executive has not assigned any claim to any third party.

2.Acknowledgments.  The Executive acknowledges that:
(a)The Executive is hereby advised by the Company to discuss all aspects of this Release Agreement with an attorney before signing this Release Agreement;
(b)The Executive has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release Agreement and is signing this Release Agreement knowingly and voluntarily of his own free will;
(c)The Executive is not entitled to the Severance Benefits unless the Executive agrees to and fully complies with the terms of this Release Agreement;
(d)The Executive has been given [21/45 days]1 from the date of its delivery to the Executive to consider this Release Agreement (the “Consideration Period”), and if the Executive chooses to sign this Release Agreement before the end of the Consideration Period, that decision is entirely knowing and voluntary;
(e)To accept this Release Agreement, the Executive must deliver a signed, unmodified original or PDF copy of this Release to [name of Company contact, email address] at or before the expiration of the Consideration Period; and
(f)The Executive may revoke this Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. The Executive further understands that this Release Agreement is not fully effective until the next business day after the seven (7) day period of revocation has expired without revocation, and that if the Executive revokes this Release Agreement within the seven (7) day revocation period, the Executive will not receive the Severance Benefits.
(g)The Executive has read and understands the Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release Agreement that he may have against the Employer.
(h)No statements made or conduct by the Employer has in any way coerced or unduly influenced the Executive to execute this Release Agreement.

1 21 days where the termination is not part of a group termination; 45 days where the termination is part of a group termination.

(i)Except for the Severance Benefits, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that the Employer ever owed to the Executive. Further the Executive acknowledges and agrees that the Executive is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any other severance plan, or program or arrangement.
3.No Admission of Liability.  This Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.
4.Entire Agreement.  There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Release Agreement, except as expressly stated herein, and in signing this Release Agreement, the Executive is not relying on any agreements or representations, except those expressly contained in this Release Agreement.
5.Execution.  It is not necessary that the Employer sign this Release Agreement following the Executive’s full and complete execution of it for it to become fully effective and enforceable.
6.Severability.  If any provision of this Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release Agreement shall continue in full force and effect.
7.Governing Law.  This Release Agreement shall be governed by the laws of the State of Delaware, excluding the choice of law rules thereof.
8.Headings. Section and subsection headings contained in this Release Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Release Agreement as of the day and year first herein above written.

EXECUTIVE:

Joseph DeVivo